EXHIBIT 99.2

Royal Gold Sells Royalty at Carmen de Andacollo

DENVER, COLORADO. JULY 9, 2015:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) (“RGI”) announces that its wholly owned subsidiary Royal Gold Chile Limitada (“Royal Gold” or the “Company”) entered into a Royalty Termination Agreement (“Agreement”) with Compañía Minera Teck Carmen de Andacollo (“CMCA”), a 90% owned subsidiary of Teck Resources Limited.

The Agreement terminates Royal Gold’s royalty equivalent to 75% of the gold produced from the sulfide portion of the Carmen de Andacollo mine until 910,000 payable ounces have been produced, and 50% of the gold produced thereafter. Approximately 248,000 ounces of payable gold subject to the royalty have been produced through March 31, 2015, resulting in approximately 662,000 payable ounces remaining as of that date, before the step down to the 50% royalty rate.

Details of the Agreement

•	CMCA paid total consideration of $345 million to Royal Gold
•	The sale will be taxable to Royal Gold with net proceeds estimated at approximately $300 million
•	Royal Gold will receive payment for the royalty through June 30, 2015, the economic effective date of the sale
•	In addition to the $345 million termination payment, a post-closing final royalty payment of approximately $9 million is expected in mid-July to finalize all outstanding shipments for which final settlements had not been received as of July 1, 2015

CORPORATE PROFILE

Royal Gold, Inc. is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  RGI owns interests on 196 properties on six continents, including interests on 37 producing mines and 24 development stage projects.  Royal Gold, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  RGI’s website is located at www.royalgold.com.

About Teck

Teck is a diversified resource company committed to responsible mining and mineral development with major business units focused on copper, steelmaking coal, zinc and energy. Headquartered in Vancouver, Canada, its shares are listed on the Toronto Stock Exchange under the symbols TCK.A and TCK.B and the New York Stock Exchange under the symbol TCK.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s royalty on Carmen de Andacollo, estimated royalty payments, estimated proceeds from the sale of the royalty and tax treatment of those proceeds. Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices; actual tax rates; performance of and production at the properties subject to our royalty and stream interests; decisions and activities of the operators of these properties; operators’ delays in securing or inability to secure necessary governmental permits; changes in operators’ project parameters and timelines as plans continue to be refined; economic and market conditions; unanticipated grade, geological, metallurgical, processing, regulatory and legal or other problems that the operators of mining properties may encounter; completion of feasibility studies; the ability of the various operators to bring projects into production as expected; and other subsequent events, as well as other factors described in RGI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond RGI’s ability to predict or control. RGI disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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